FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(434) 964-2217

JFarrar@StellarOne.com

STELLARONE CORPORATION

DECLARES CASH DIVIDEND

Charlottesville, VA, January 27, 2011 - StellarOne Corporation (NASDAQ: STEL) (StellarOne), announced today that its Board of Directors approved a quarterly cash dividend in the amount of $0.04 per share payable on February 25, 2011 to shareholders of record on February 7, 2011. The payment represents an annual yield to shareholders of approximately 1.1% based on the closing price of StellarOne stock on January 26, 2011.

About StellarOne

StellarOne Corporation is a traditional community bank offering a full range of business and consumer banking services, including trust and wealth management services. Its sole banking subsidiary, StellarOne Bank, operates 56 full-service financial centers, one loan production office, and 66 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.